Exhibit 10.2

Termination of License Agreement

This Early Termination of License Agreement (“Termination Agreement”) is dated February 28, 2022 (“Execution Date”) and is entered into by and between Yumanity, Inc., previously known as, Yumanity Therapeutics, Inc., (“Licensee”) and MIL 40, LLC (“Licensor”).

WHEREAS, Licensor and Licensee are parties to a certain License Agreement dated February 5, 2020, as amended (the “License Agreement”);

WHEREAS, Licensee warrants and represents that, to the best of its knowledge, Licensor has fulfilled its obligations under the License Agreement and is not in default of any covenants or obligations contained in the License Agreement;

WHEREAS, Licensor and Licensee desire to terminate the License Agreement in part on the terms and conditions set forth herein; and

WHEREAS, capitalized terms used herein but not defined herein shall have the meaning ascribed to them in the License Agreement.

For good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, accepted and agreed to, Licensor and Licensee agree as follows:

1.	Term. Notwithstanding anything to the contrary contained in the License Agreement, the Expiration Date shall be accelerated to March 31, 2022 (“Termination Date”).

2.

License Fee. Licensee shall continue to pay, through the Termination Date, all amounts due and owing under the License Agreement including, without limitation, all License Fees and parking charges as provided under the License Agreement.

3.

Last Month’s License Fee and Security Deposit. In consideration of Licensor’s agreement to the new Termination Date, upon termination of the License Agreement, Licensee agrees to surrender to Licensor the full amount of both the Security Deposit and the last month’s License Fee held by Licensor pursuant to the License Agreement. Licensee hereby releases any claim to return of any portion of the Security Deposit or to application of any portion of the last month’s License Fee.

4.

Surrender. Subject to the terms herein, on or before March 18, 2022 (“Surrender Date”), except as expressly agreed otherwise between the parties in writing, Licensee shall surrender and fully vacate the Licensed Premises and Shared Premises, and fully comply with the termination provisions set forth in the License Agreement. Licensee shall leave the Licensed Premises in the condition required under the License Agreement, including but not limited to, removal of all personal property.

5.

Holding Over. Licensee understands and agrees that a new licensee(s) will utilize the Licensed Premises on or after the Termination Date. If Licensee fails to comply with the terms hereof, or fails to fully remove itself and all of its personal property from the Licensed Premises as of the Surrender Date, Licensee may be liable for any consequential damages that arise directly therefrom, including but not limited to those arising out of such new licensee terminating its agreement with Licensor, if and only if Licensee’s possession continues for ten (10) days after written notice from Licensor, which notice shall state that Licensee shall be liable for consequential damages if Licensee remains in possession of the Licensed Premises after such ten (10) day period.

6.

Waiver and Release. Effective the Termination Date, each party, and their respective successors, assigns, subsidiaries and parent entities, or anyone claiming by or through either Party (“Released Parties”), hereby releases, waives, and forever discharges the Released Parties from any actions, claims, counterclaims, complaints, liabilities, suits, damages, fees, costs, and causes of action, and any and all other claims of every kind, nature and description whatsoever, both in law and equity, which either party now has or ever had, from the beginning of time through the end of time, with respect to the License Agreement (collectively, “Claims”). Notwithstanding the foregoing, Licensee shall not be released from any claims which, by their nature, survive the termination of the License Agreement, including but not limited to Claims related to Hazardous Materials in Section 8.

7.

Effect of Termination. As of the Termination Date and provided that Licensee complies with the terms and conditions herein, the License Agreement shall be considered terminated and therefore no longer binding between the Parties. Notwithstanding the foregoing, Exhibit 3 and Sections 8, 10, 11, 12, 13 and 15 of the License Agreement shall survive the termination of the License Agreement and remain binding upon the parties.

8.

Miscellaneous. This Termination Agreement is governed by the laws of the Commonwealth of Massachusetts. Any action concerning any dispute arising under this Termination Agreement shall be filed and maintained only in Suffolk County, Massachusetts, and each party consents and submits to the jurisdiction of such state or federal court. This Termination Agreement is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions. This Termination Agreement may be amended only by an agreement in writing, signed by the parties hereto. The waiver by Licensor of any provision of this Agreement or breach thereof shall not operate or be construed as a waiver of any other or subsequent provision or breach. This Termination Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Electronic signatures shall be deemed original signatures for purposes of this Termination Agreement and all matters related thereto, with such electronic signatures having the same legal effect as original signatures. The parties agree that the terms of this Termination Agreement and the financial terms as contained in the License Agreement shall be, and remain, confidential.

IN WITNESS WHEREOF, the parties hereto have executed this Termination Agreement as of the Execution Date.

LICENSOR	LICENSEE

/s/ Brian Taylor	/s/ Paulash Mohsen
By: Brian Taylor	By: Paulash Mohsen
Title: Head of Field Operations	Title: CBO